Exhibit 10.7

English Translation

Equity Transfer Contract

Regarding Beijing Prosoft Software Technology Co., Ltd.

Between

Worksoft Creative Software Technology Ltd.

AND

Shenzhen Yungong Investment Co., Ltd.

AND

Zhang Hong, Chen Wei, Ma Li and Zhao Lin

THIS EQUITY TRANSFER CONTRACT (“this Contract”) is entered into by and between the following parties as of September 15, 2006:

(1)	Worksoft Creative Software Technology Ltd., a limited liability company incorporated under the laws of the People’s Republic of China, whose registered address is 3F, No.8 Building, Zhongguancun Software Park, 8 Dongbeiwang West Road, Haidian District, Beijing (hereinafter referred to as “Party A”); and

(2)	Shenzhen Yungong Investment Co., Ltd., a limited liability company incorporated under the laws of the People’s Republic of China, whose registered address is Rm.402-404, Block A, Xirihai Science & Technology Building, Shekou Industry Avenue, Nanshan Disrict, Shenzhen; and Zhang Hong, Chen Wei, Ma Li and Zhao Lin, (hereinafter collectively referred to as “Party B”).

WHEREAS,

(A)	Party B holds the 100% equity of Beijing Prosoft Software Technology Co., Ltd. (hereafter “Prosoft” or “the Company”) (the respective equity percentages of Party B are given in Annex 1 attached hereto); Prosoft is a limited liability company incorporated under the laws of the People’s Republic of China, whose registered address is Rm.308, 3F, Digital Media Building, 7 Xinxi Road, Shangdi Information Industry Base, Haidian District, Beijing, and its current registered capital is RMB 2 million;

(B)	Subject to the terms and conditions of this Contract, Party B agrees to transfer to Party A 100% equity interest of Prosoft (but excluding its equity in Prosoft Subsidiaries) (“Equity Transfer”), and Party A agrees to purchase from Party B 100% equity owned by Party B in Prosoft at a price of RMB 2 million;

(C)	Party A and the third party designated by Party A have completed due diligence on Prosoft.

NOW, THEREFORE, Party A and Party B, through friendly negotiations, hereby agree as follows:

Article 1 Definitions

1.1	Whenever used in this Contract, the following terms shall have the following meanings, unless otherwise specifically specified herein or the context otherwise requires:

“Equity” means the 100% capital contributions made by Party B to Prosoft (totaling RMB 2 million), along with the represented title, rights and interests (including any retaining earnings of the Company), i.e. the target equity of the Equity Transfer.

“Prosoft Subsidiaries” means Prosoft’s subsidiaries, i.e. Shenzhen Prosoft Software Technology Co., Ltd., Shenzhen Zhizhuo Technology Co., Ltd. and Shanghai suobo Software Co., Ltd., the 100% equity interest of each is owned by Prosoft.

“Closing” means that for the purpose of the Equity Transfer under this Contract, Party B transfers equity to Party A and completes related registration procedures concerning shareholder change.

“Closing Date” means the date when all the equity transfer conditions as set forth in Annex 2 are fulfilled and shareholder change is completed, or another date as otherwise agreed upon by both parties.

“Purchase Price” means the payment price with a total amount of RMB 2 million.

“Due Diligence” means the comprehensive due diligence performed by Party A and the third party designated by Party A with respect to Prosoft.

“Confidential Information” means any and all oral and written information relating to or associated with the business operation, business strategy, business plan, investment plan, sales, customers, marketing, technology, research and development, financial or other issues of both parties, including, but not limited to, all the reports and records containing such information and all copies (including electronic ones), duplicates, reproductions and translations thereof. For the purpose of this Contract, Confidential Information shall also include this Contract and the Closing under this Contract. Neither party shall disclose related information to any third party other than both parties and the companies delegated by them.

“Conditions” means the conditions precedent for the Closing as listed in Annex 2.

“Workday” or “Business Day” means the date except Saturday or Sunday or public holidays in China.

“Transfer Price”, “Equity Transfer Price” or “Equity Purchase Price” means the price to be paid by Party A to Party B under this Contract.

“Renminbi” or “RMB” means the lawful currency of China.

“Registration Authorities” means the administration for industry and commerce with which Prosoft is registered.

1.2	Unless otherwise specifically specified herein or the context otherwise requires:

1.2.1	The contract, agreement or document as mentioned herein shall mean this Contract, agreement or document as may be amended, supplemented or replaced from time to time;

1.2.2	Any person mentioned in this Contract or other contract, agreement or document shall include the successor and permitted assignee of such person;

1.2.3	The provisions or annexes as mentioned herein shall mean the provisions of or annexes to this Contract; and

1.2.4	“Party” shall mean a party to this Contract and “both parties” shall mean Party A and Party B.

Article 2 Equity Transfer

2.1	Subject to the conditions of Annex 2 attached hereto, Party B agrees to transfer to Party A, and Party A agrees to accept from Party B, the related equity interest of Prosoft. Such equity shall be free and clear of any security interest. The percentages of the respective equity interest to be transferred by Party B to Party A are given in Annex 1 below.

2.2	Prior to the Equity Transfer, the equity structure of Prosoft is as follows:

Shareholder’s name	Capital contribution	Percentage
Shenzhen Yungong Investment Co., Ltd.	RMB 227,600	61.38%

Zhang Hong	RMB 301,600	15.08%

Chen Wei	RMB 167,200	8.36%

Ma Li	RMB 162,800	8.14%

Zhao Lin	RMB 140,800	7.04%

Total	RMB 2,000,000	100%

2.3	After the Equity Transfer, the equity structure of Prosoft is as follows:

Shareholder’s name	Capital contribution	Percentage
Party A	RMB 2,000,000	100%

Shenzhen Yungong Investment Co., Ltd.	RMB 0	0%

Zhang Hong	RMB 0	0%

Chen Wei	RMB 0	0%

Ma Li	RMB 0	0%

Zhao Lin	RMB 0	0%

Total	RMB 2,000,000	100%

Article 3 Consideration of Equity Transfer and Payment

3.1	Both parties agree that the Equity Purchase Price under this Contract is denominated in RMB. The Equity Purchase Price to be paid by Party A is RMB 2 million.

3.2	Both parties agree that Party B is not entitled to any bonus or dividends of the Company after June 30, 2006; Party A is entitled to any bonus or dividends (if any) paid by the Company after June 30, 2006.

3.3	Both parties agree that during the period from the execution date of this Contract to the Closing Date of the Equity Transfer, Prosoft shall convene a shareholders’ meeting at which to resolve to dissolve Shenzhen Prosoft Software Technology Co., Ltd. and Shanghai Suobo Software Co., Ltd. in Prosoft Subsidiaries. After such resolution is adopted, Party B shall take all reasonable measures to transfer all the rights and obligations under all the outstanding business contracts (their list is given in Schedule 2 of Annex 4 below) of the said two Prosoft Subsidiaries to Prosoft, obtain the written consents of the other parties to all such related business contracts and complete any and all procedures relating to liquidation and cancellation. All the remaining properties of Prosoft Subsidiaries after liquidation and compensation of all debts shall be distributed to Prosoft.

3.4	Both parties agree that during the period from the execution date of this Contract to the Closing Date of the Equity Transfer, Prosoft shall convene a shareholders’ meeting at which to resolve to transfer its 100% equity interest in Shenzhen Zhizhuo Technology Co., Ltd. to a third party other than both parties to this Contract. The matters regarding such transfer, including, but not limited to, transfer time, transfer price, transfer conditions, etc, shall be disclosed by Party B to Party A in writing in a timely and all-round manner. With regard to the above matters, without Party A’s consent, Party B shall not cause Prosoft to execute any legally binding document.

3.5	Party B agrees that subsequent the liquidation or transfer of the Prosoft Subsidiaries as set forth in Articles 3.3 and 3.4, Party B waives any right and claim with respect to the remaining properties of Prosoft Subsidiaries or the proceeds from such transfer.

3.6	Subject to the fulfillment of the Closing, Party A shall, within 5 workdays after the Closing Date, pay the Purchase Price of RMB 2 million to the following account designated by both parties:

Name of account holder: Shenzhen Yungong Investment Co., Ltd.
Account opening bank: Huaqiao City Hongli Sub-branch, Shenzhen Branch, China
Merchants Bank
Account No.: 8380426910001

Article 4 Representations and Warranties

4.1	Each party hereby represents and warrants to the other party that:

4.1.1	it is a company duly incorporated and existing under Chinese laws and regulations, complies with the conditions/requirements of Chinese laws and regulations and has performed related approval/registration procedures;

4.1.2	It has the right, authority and power to execute and perform this Contract; and

4.1.3	The execution and performance of this Contract have been duly authorized by corporate action on its part. Once executed, this Contract constitutes a legal, valid and binding obligation enforceable against such party in accordance with its provisions.

4.2	Party B further makes the representations and warranties as listed in Annex 4 below to Party A.

4.3	Except as otherwise expressly provided herein, each party warrants that each of its representations and warranties is true, accurate and complete as of the execution date of this Contract and the Closing Date and is not misleading to the other party.

4.4	Where either party defaults under any representation or warranty made by it under this Contract, such party shall indemnify the other party from and against any and all claims, expenses, costs, losses and liabilities, directly or indirectly, caused by or arising from such default, unless the defaulting party can prove that it is indeed not made aware of the situation as of the execution date of this Contract and has no intentional act or gross negligence.

4.5	Before the Closing is completed:

4.5.1	If either party knows that any of its representations and warranties under this Contract is untrue, inaccurate and incomplete or is misleading to the other party, it shall forthwith inform the other party in writing;

4.5.2	The party violating any of its representations and warranties shall promptly take measures to cure such violation. Where such violation is not cured within 30 days of giving the written notice as stated in Article 4.5.1 hereof, both parties shall negotiate in good faith to seek a mutually acceptable resolution; and

4.5.3	In the event that the violation hereof is still not cured within 30 days after the good faith negotiation as stated in Article 4.5.2 hereof begins, and both parties fail to reach a resolution, the non-violating party may continue the Closing or terminate this Contract at its own discretion. If the Closing continues, the violating party shall not be exempt from the defaulting liabilities as specified in Article 4.4 above. Any such termination shall not affect the rights and obligations under this Contract already possibly accrued up to the date of termination.

Article 5 Closing

5.1	Closing is subject to the fulfillment of the conditions as listed in Annex 2.

5.2	Both parties shall make all reasonable efforts to cause all the conditions for the Closing to be fulfilled. In case any condition is still not fulfilled within one month after the execution date of this Contract, both parties shall immediately negotiate to seek a mutually acceptable resolution. If no resolution is reached within three months after the execution date of this Contract:

5.2.1	this Contract shall be terminated upon expiry of such three-month period, unless otherwise agreed upon by both parties in writing. Such termination shall not affect the rights and obligations of both parties under this Contract already possibly accrued up to the date of termination; and

5.2.2	each party shall take all necessary or appropriate actions to reposition it as before the execution of this Contract, including, without limitation, applying to related Chinese authorities for cancellation of any registration as may have been made in relation to the transactions contemplated by this Contract or any other registration for the same purpose.

5.3	Each party shall be entitled to give a written notice to the other party to, in whole or in part, waive any or all conditions precedent that need to be fulfilled by the other party.

5.4	The Closing of the Equity Transfer shall be made in Beijing as of the Closing Date. At Closing, Party B shall deliver to Party A the copies of the documents affixed with official seal and proving that the registration of alteration of the Company have been handled with the Registration Authorities, and shall also present originals for verification.

5.5	Should any of the following cases occur, the defaulting party shall indemnify the non-defaulting party from and against any and all claims, expenses, costs, losses and liabilities, directly or indirectly, caused by or arising from such default:

5.5.1	Party B does not perform or fails to timely perform its obligations under Article 5.1 above and as a result, the Closing of the Equity Transfer cannot be completed;

5.5.2	Party A fails to pay the Purchase Price to Party B at the time as specified in Article 3 above.

Article 6 Further Undertakings

6.1	Each party shall further execute such documents and do such acts as may be reasonably requisite for the full implementation of this Contract.

6.2	As the shareholder of Prosoft before the Closing Date, Party B shall not do or permit Prosoft to do any thing that is likely to have a material adverse impact on equity and/or the Company during the period from the execution date of this Contract to the Closing Date. Party B undertakes that except with Party A’s prior written consent:

6.2.1	Prosoft will be engaged in its normal and customary business activities. Except the payments for its normal and customary businesses, Prosoft will not make (or agree to make) any other unnecessary payment. Notwithstanding the foregoing provision, Prosoft shall not make any single cash payment exceeding RMB 100,000 or cash payments cumulatively exceeding RMB 300,000, regardless of normal and customary businesses;

6.2.2	Prosoft will take all reasonable procedures to maintain and protect its assets and try its best to retain existing management and core technicians and to maintain its relationship with customers, suppliers and other third parties so that its goodwill and prospect of continued operations are not damaged;

6.2.3	By giving a prior written notice during normal working hours, Party A’s representative is entitled to obtain and copy Prosoft’s financial statements;

6.2.4	Party B has no actions or inactions that constitute or result in the violation of its representations and warranties;

6.2.5	In the event that the fact serving as the basis for its representations and warranties under this Contract changes and has a material adverse impact on the Closing under this Contract, it will keep Party A informed of such fact as early as possible;

6.2.6	Prosoft will not declare to distribute, pay or prepare payment of dividends or other profits;

6.2.7	The capital of Prosoft will not be increased or Prosoft will not agree to such capital increase;

6.2.8	Except the loans disclosed by Prosoft to Party A in Annex 3, Prosoft will not accept any loan or provide any borrowing;

6.2.9	The transactions between Prosoft and Party B are based on fair market terms;

6.2.10	Except as otherwise specified in laws, regulations and rules, Prosoft will not change the employment terms with its employees (including management personnel) in a manner that the total staff costs of the Company for the current year will increase;

6.2.11	Prosoft will not make any warranty to Party B;

6.2.12	Party B will not do any act that is inconsistent with the provisions of this Contract or the result of the transactions contemplated by this Contract;

6.2.13	Party B and/or Prosoft will, as practicable as possible, inform Party A in writing of all the events or acts unrelated to the daily operations of Prosoft, including (supplements, if needed, are to be agreed upon by both parties in writing):

1)	Equity restructuring of Prosoft, amendment of the articles of association of Prosoft or other change of industrial and commercial registrations of Prosoft;

2)	Prosoft signs an agreement relating to intellectual property rights with any third party, regardless of whether the ownership of its intellectual property rights is changed (including, but not limited to, transfer, donation, etc), others are licensed to use its proprietary intellectual property rights or Prosoft uses the intellectual property rights of others.

6.3	Party A undertakes that:

6.3.1	It will pay the Equity Transfer Price on time;

6.3.2	After the Closing Date, it will provide the funds necessary for the normal operations of Prosoft;

6.3.3	After the signing date of this Contract, it will provide the necessary support and cooperation for the changes (if any) of the business contracts between Prosoft and its customers.

Article 7 Rights of both Parties

7.1	If any of the following facts, matters or events is known to Party A at any time before the Closing, Party A may inform Party B and/or Prosoft in writing before the Closing and terminate this Contract without undertaking any liability; the defaulting party shall also undertake the defaulting liabilities as set forth in Article 10 below:

7.1.1	The act of Party B and/or Prosoft materially violates this Contract and as a result, Party A cannot fulfill equity purchase;

7.1.2	There exists or occurs any matter violating any representation or warranty and such violation has a material adverse impact on Prosoft and the Closing under this Contract;

7.1.3	There occurs anything that has or is likely to have a material adverse impact on the business, financial position or prospect of Prosoft.

7.2	If any of the following facts, matters or events is known to Party B at any time before the Closing, Party B may inform Party A in writing before the Closing and terminate this Contract without undertaking any liability; Party A shall also undertake the defaulting liabilities as set forth in Article 10 below:

7.2.1	Party A fails to pay the Equity Transfer Price on time and such failure lasts for 30 days or longer so that Party B cannot obtain the Equity Transfer Price on time;

7.2.2	There occurs anything that has or is likely to have a material adverse impact on the business, financial position or prospect of Party A;

Article 8 Confidentiality

8.1	Each party (“Receiving Party”) shall keep in confidence the confidential information obtained from the other party and shall not use such information for any other purpose than as specified herein or disclose such information to any third party. Notwithstanding the foregoing provision, such confidentiality obligation shall not apply to the information which:

8.1.1	is or becomes public knowledge through no fault of the Receiving Party or its representative, agent, supplier or subcontractor;

8.1.2	is lawfully received by the Receiving Party from a third party without a duty of confidentiality or any use limitation; or

8.1.3	is already possessed by the Receiving Party in writing without any use or disclosure limitation, and is not obtained from the other party for the purpose of this Contract.

8.2	Notwithstanding the foregoing provision, the Receiving Party may disclose confidential information to its or Company’s employees, directors and consultants to the extent being reasonably necessary for the purpose of this Contract. The Receiving Party shall ensure that such employees, directors and consultants know and comply with the confidentiality obligations in this Article. Subject to the requirement of law or court of competent jurisdiction or supervisory department, the Receiving Party may disclose confidential information, provided, however, that the Receiving Party shall, to the extent being permitted by relevant laws and regulations, take all permitted measures to cause such confidential information to be treated in confidence.

8.3	The Receiving Party shall not make copies of any received confidential information in tangible, written or electronic way.

Article 9 Notice

9.1	Any notice required to be made pursuant to this Contract shall be in writing and sent to the fax number or address designated by the addressee by fax or registered mail. The notice so given shall be deemed to be received:

9.1.1	If by fax, at the twelfth (12th) hour after sending; and

9.1.2	If by registered mail, on the third (3rd) day after posting.

9.2	Any written notice required to be made by Party A pursuant to the provisions of Article 9.1 above shall be sent to the following address of Party B: Suite 1514, Block A, Tai’anxuan, Tairan Industry & Trade Park, Futian District, Shenzhen (postal code). Any notice sent by Party A to the above address shall be sent to all members of Party B.

Article 10 Defaulting Liabilities

In the event that either party defaults under any provision of this Contract, it shall indemnify the non-defaulting party from and against any and all claims, expenses, costs, losses and liabilities, directly or indirectly, caused by or arising from such default. Where Party A fails to pay the Equity Transfer Price on time, Party A shall pay Party B the liquidated damages at a daily rate of 0.02% of the outstanding sum; where defaulting party is a party in Party B and/or Prosoft, Party B shall undertake the joint and several responsibility for such indemnification.

Article 11 Expenses and Taxes

11.1	Each party shall itself bear all its negotiation and implementation expenses in connection with this Contract (including its annexes) and other final agreements as well as purchase, such as, without limitation, legal, accounting, financial, consulting and other related expenses.

11.2	Each party shall itself bear any tax as may be levied on it in connection with the Equity Transfer under this Contract. Each party shall itself pay the stamp tax with respect to the original of this Contract held by it.

Article 12 Dispute Resolution

Any dispute arising from or in connection with this Contract, including any question regarding the validity or existence of this Contract, shall be resolved by both parties in good faith through negotiations. In case no resolution can be reached, either party may refer such dispute to Beijing Arbitration Commission for arbitration in Beijing in accordance with its arbitration rules then in effect. Arbitral award shall be final and binding upon both parties.

Article 13 Applicable Law

This Contract shall be governed by and construed in accordance with the laws of the People’s Republic of China.

Article 14 Language

This Contract is executed in seven originals in Chinese, one original for each of all the parties concerned and the Registration Authorities.

Article 15 Entire Contract

This Contract, including its schedules, annexes and appendixes attached hereto, constitutes the entire contract between both parties with respect to the subject matter hereof and substitutes and replaces any and all prior contracts, whether written or oral, between both parties with respect to the subject matter hereof.

Article 16 Effectiveness

This Contract shall come into effect after it is executed and sealed by both parties or their duly authorized representatives.

IN WITNESS WHEREOF, both parties hereto have executed this Contract as of the date first above written.

Annex 1 Company’s Existing Shareholders (i.e. Party B)

Shareholder’s name	Number of business license or ID card	Percentage of existing equity	Percentage of equity to be transferred	Equity percentage after the Closing of Equity Transfer
Shenzhen Yungong Investment Co., Ltd.	4403011011297	61.38%	61.38%	0
Zhang Hong	120105197111092427	15.08%	15.08%	0
Chen Wei	110108196610186391	8.36%	8.36%	0
Ma Li	110105590210773	8.14%	8.14%	0
Zhao Lin	132430197403091326	7.04%	7.04%	0

Annex 2 Conditions

1.	The Closing of the Equity Transfer is subject to the fulfillment of all the following conditions or a written waiver of them by relevant party:

1.1	Party A shall:

(1)	Have obtained the resolution adopted by Party A’s board of directors on approving the Equity Transfer;

(2)	Have executed any and all legal documents as necessary for the completion of the Equity Transfer.

1.2	Party B and Prosoft shall ensure that:

(1)	The shareholders’ meeting of the Company has adopted a resolution on approving the Equity Transfer and amendment of articles of association;

(2)	The other legal documents required under this Contract or necessary for the completion of the Equity Transfer have been duly executed;

(3)	The registrations of the equity and other changes of the Company have been handled with the Registration Authorities;

(4)	The related registration or filing procedures of the legal representative and/or executive directors appointed by Party A have been handled with the Registration Authorities.

1.3	Party A and the third party designated by Party A have completed due diligence on Prosoft. Party A is satisfied with the result of due diligence or the problems identified during due diligence have been resolved in compliance with Chinese laws and regulations.

Annex 3 Loans Accepted or Provided by Prosoft

Name	Amount	Interest	Time of borrowing	Time of repayment
Bank of Beijing	RMB 2 million	Monthly rate, 0.5%	2006.02.28	2007.02.27
Shenzhen Yungong Investment Co., Ltd.	RMB 1.35 million	Monthly rate, 0.6%	2006.01.01	2006.12.31

Annex 4 Representations and Warranties

The terms as defined in the main body of this Contract shall have the same meanings in this Annex 4. The following terms shall have the following meanings:

“Accounts” means the audited accounts of Prosoft ended on the Reference Date (including one balance sheet and one profit statement), notes to accounting statements, description, report and other documents signed by auditor.

“Encumbrances” means mortgage, pledge, lien, right of priority, third-party right, any other type of encumbrance or security interest or other type of similar priority arrangement (including, but not limited to retention of title or trust arrangement.

“Intellectual Property Rights” means:

(a)	Any and all the Internet domain names, email addresses (except those containing the names of the internal personnel of Prosoft), trade names, trademarks or service marks as well as any other related applications and registrations that have been or are being used by Prosoft with respect to its commodities or services, as set forth in Schedule 1 of this Annex (hereinafter collectively referred to as “Marks”);

(b)	Any and all patents and patent applications made by the employees of Prosoft by performing their duties in accordance with employment contracts or mainly using Company’s monies, equipment, parts, materials or technical data not made publicly available, including, but not limited to, invention, utility model and industrial design, as set forth in Schedule 1 of this Annex (hereinafter collectively referred to as “Patents”);

(c)	The copyrights of any and all published and unpublished works jointly or individually created by the employees of Prosoft or the personnel engaged by Prosoft within the scope of employment or engagement (hereinafter collectively referred to as “Copyrights”);

(d)	The rights of any and all molding works jointly or individually developed, designed, manufactured or conceived by the employees of Prosoft or the personnel engaged by Prosoft within the scope of employment or engagement, as set forth in Schedule 1 of this Annex (hereinafter collectively referred to as “Molding Work Rights”);

(e)	Any and all technical and/or business information jointly or individually developed, designed, manufactured, conceived or made practicable by the employees of Prosoft or the personnel engaged by Prosoft within the scope of employment or engagement or is obtained by Prosoft through other means, which is not made available to the public, can bring economic benefits to Prosoft and is kept confidential by Prosoft, including confidential or proprietary information, know-how, process, method, study, technical information, data, improvement, idea, invention, discovery, skill, development, plan, graph, drawing, flow chart, print, specifications, software program, original and execution codes, development and marketing plan, strategy, forecast, customer information, name list of customer or similar information, whether it is commercial, experimental or patentable information (hereinafter collectively referred to as “Trade Secrets”).

“Reference Date” means June 30, 2006.

“Management Accounts” means the unaudited profit statement of Prosoft from the date following the Reference Date to August 31, 2006 as well as the unaudited balance sheet of Prosoft as of August 31, 2006.

“Taxes” means any form of tax levied by Chinese central and local financial, taxation, customs and other authorities.

Article 1 Ability and Authority

1.1	Party B and Prosoft have the right, power and authority to execute and perform this Contract and each document to be executed on or before the Closing Date (as the case may be) and to exercise its rights and obligations under this Contract and each such document.

1.2	Prosoft has the right, power and authority to be engaged in the businesses it is engaged in as of the execution date of this Contract and the Closing Date.

Article 2 Materials

2.1	All the materials provided by Party B, Prosoft or their representatives to Party A or its consultant or representative before or during the negotiations made for the execution of this Contract are true, complete and accurate.

Article 3 Equity

Party B is the legal owner of the equity of Prosoft, owns the equity-related rights and shall undertake the corresponding obligations.

Article 4 Accounts

4.1	General Terms

4.1.1	Accounts are prepared in accordance with Chinese laws and applicable accounting standards and practices.

4.1.2	Accounts truly and impartially present Company’s operations (assets, liabilities, etc), profits and losses as of the Reference Date.

4.2	Debts and liabilities

Accounts adequately and truly present the bad debts, doubtful debts and liabilities as of the Reference Date.

4.3	Preparation for tax

Necessary preparation for all related taxes have been made in the Accounts.

4.4	Accounting records

Accounting records are prepared in a complete and accurate way in accordance with Chinese laws and universal applicable rules and principles.

4.5	Management accounts

Management Accounts are appropriate prepared on the basis of the same standards for the Accounts and fairly present the assets, liabilities, profits and losses of Prosoft as of August 31, 2006.

Article 5 Changes since the Reference Date

5.1	General Terms

Since the Reference Date:

5.1.1	The businesses of Prosoft have continued as a going concern;

5.1.2	There have been no substantial adverse changes in the financial or trade situation of Prosoft; and

5.1.3	The assets and liabilities shown in the Accounts are true and there have been no substantial changes; based on the method of valuation adopted in the Accounts, there have been no significant reduction in the net value of Company’s tangible assets.

5.2	Special Terms

Since the Reference Date:

5.2.1	Except in the normal course of business, without Party A’s consent, Prosoft has not:

(a)	Obtained or disposed of or agreed to obtain or dispose of any substantial properties; and

(b)	Undertaken or incurred or agreed to undertake or incur any significant obligations or expenses.

5.2.2	Except as presented in the Accounts, since the Reference Date, Prosoft has not declared, paid or distributed any dividends, funds and bonus.

Article 6 Taxes

6.1	General Terms

6.1.1	Prosoft has paid or made provisions for all its payable taxes and since the Reference Date, has not paid any fine, penalty or interest regarding any tax levied by the competent taxation authorities.

6.1.2	Since the Reference Date, Prosoft has not been involved in any tax-related dispute and has been free of any tax evasion act that may cause competent taxation authorities and judicial institution to ascertain its legal responsibility.

6.1.3	The preferential tax treatments enjoyed by Prosoft are granted by related authorities in a legal and effective manner and Prosoft will continue to enjoy such preferential tax treatments in accordance with the related regulations of the said authorities.

6.1.4	There are no outstanding issues or disputes relating to taxes between Party B and Prosoft.

Article 7 Assets

7.1	Since the Reference Date, all the assets detailed in the Accounts of Prosoft are free and clear of any encumbrance and are legally owned or used by Prosoft.

Article 8 Intellectual property rights

8.1	Prosoft is the legitimate owner or user of the Intellectual Property Rights.

8.2	Schedule 1 of this Annex contains the complete and accurate list and brief description of all Mark registrations, application registrations, Patents and Patent applications as well as Copyrights of registrations.

8.3	All Marks, Copyrights and Patents registered with related Chinese authorities comply with related Chinese laws and are effective and enforceable.

Article 9 Debtors

9.1	Prosoft has the right to claim the creditor’s rights (including accounts receivable) listed in the Accounts or accounting records.

Article 10 Impact of equity transfer

The Closing of the Equity Transfer under this Contract will not:

10.1	Bereave Prosoft of its assets, licenses and preferences as of the execution date of this Contract, including, but not limited to, any right in any proprietary intellectual property rights; or

10.2	Conflict with any agreement or arrangement to which Prosoft is a party or any legal or administrative requirement binding upon Prosoft or constitute a default.

Article 11 Agreement

11.1	Except the material contracts as listed in Schedule 2, there are no contracts whose value accounts for more than 5% of the annual total income or net profits of the Company.

11.2	Prosoft or Party B does not know that any contract, agreement, arrangement or obligation to which Prosoft is a party is invalid or exists any reason for its termination or cancellation.

11.3	Any party with which Prosoft enters into a contract, agreement or arrangement does not materially default under such contract, agreement or arrangement. To the knowledge of the Company, there exists no such default.

11.4	Prosoft is not a party to an abnormal contract, agreement, arrangement or undertaking, nor undertakes any obligation in it. These abnormal contracts, agreements, arrangements or undertakings include, but not limited to:

11.4.1	The contracts, agreements, arrangements or undertakings not signed in the normal course of business;

11.4.2	The contracts, agreements, arrangements or undertakings not signed through normal fair transactions;

11.4.3	The contracts, agreements, arrangements or undertakings limiting Prosoft’s freedom in all or part of its business operations or in the use of any of its properties at its own decision, unless they have been disclosed to Party A and obtained Party A’s consent; or

11.4.4	The contracts, agreements, arrangements or undertakings Prosoft cannot perform on time or has to perform by spending excessive or abnormal monies or efforts.

Article 12 Creditors

Prosoft has made payments to its creditors within the time as agreed upon with them. To the knowledge of Prosoft, its customers or suppliers have not:

12.1	Stopped the transactions with Prosoft or stopped supply to Prosoft;

12.2	Substantially reduced the transactions with Prosoft or substantially reduced supply to Prosoft; or

12.3	Substantially changed the terms of its proposed transactions with Prosoft or its proposed supply to Prosoft.

Article 13 Licenses and compliance with laws

13.1	Prosoft has obtained all licenses, permits, approvals and other authorizations necessary for Prosoft to own, operate and use all its assets, be engaged in its current businesses and sell and provide its current products and services. All such licenses, permits, approvals and authorizations remain in full effect.

13.2	Prosoft has been engaged in its businesses and corporate affairs in accordance with all applicable Chinese laws and not violated any Chinese law applicable to the businesses of the Company. Such violation may have a material adverse impact on Company’s assets and businesses.

Article 14 Employees

14.1	Except the management personnel and core technical personnel as listed in Schedule 3, Prosoft has no other employees whose resignation will have a material adverse impact on the normal production and operations of Prosoft.

14.2	Prosoft has not received any resignation notice from any of the management personnel or core technical personnel as listed in Schedule 3.

14.3	As far as all the employees of Prosoft are concerned, Prosoft:

14.3.1	Has complied with the laws of the People’s Republic of China and local labor regulations;

14.3.2	Has signed labor agreements and confidentiality agreements with employees;

14.3.3	Has no outstanding labor disputes;

14.3.4	Has no liability for any payable but unpaid economic compensation relating to the termination of employment relationship or other similar compensation or indemnity in connection with employment relationship.

14.4	After the Closing of the Equity Transfer under this Contract is completed, Prosoft will manage the salaries and benefits of its employees according to the standard as agreed upon by both parties.

14.5	Prosoft has paid in full the endowment, medical and unemployment insurances as well as all the other social insurances or employee benefits required by the laws.

Article 15 Liabilities

15.1	Debts

Since the Reference Date, Party B or Prosoft has no outstanding loan, borrowing or debts of a borrowing nature and has not agreed to incur or create any loan, borrowing or debts of a borrowing nature, except the debts already disclosed to Party A.

15.2	Third-party guarantees

Since the Reference Date, Party B or Prosoft has not become a party to mortgage, pledge, guarantee, compensation or other agreements by providing guarantees for the obligations of others or creating financial or other obligations.

Article 16 Bankruptcy

16.1	Prosoft has no bankruptcy or insolvency situation.

Article 17 Lawsuits and compliance with laws

17.1	Lawsuits

Party B and Prosoft are not involved in any civil, criminal, arbitration, administrative or other proceedings or disputes. To the knowledge of Party B and Prosoft, there are currently no civil, criminal, arbitration, administrative or other proceedings or disputes pending or threatened against Party B and Prosoft.

17.2	Compliance with laws

Party B and Prosoft have complied with all applicable Chinese laws and regulations in all material respects.

Article 18 Documents and reports

18.1	Prosoft has operated its businesses in accordance with its articles of association and business license in all respects.

18.2	Related legal documents have been filed or submitted by Prosoft in accordance with the requirements of industrial and commercial administration department or any other department.

Article 19 Foreign exchange

19.1	There are no violations of Chinese regulations governing foreign exchange that may result in any fine, penalty or other injunction (including revoke of Company’s business license) to Party B or Prosoft.

Article 20 Other institutions

20.1	Prosoft does not have any other branch or office nor holds any equity or other long-term investment in any other company or any other enterprise, except those as listed in Schedule 4.

20.2	As far as each subsidiary as listed in Schedule 4, Party A restates all the representations and warranties in this Annex 4 as if the company in this article is a branch.

Schedule 1 Intellectual Property Rights

[None]

Schedule 2 Lists of Important Contracts

Schedule 3 Name Lists of Management Personnel and Core Technical Personnel

Schedule 4 Subsidiaries

Company name	Shareholder	Equity percentage	Board member	General Manager
Shenzhen Prosoft Software Technology Co., Ltd.	Beijing Prosoft Software Technology Co., Ltd.	90%	Zhang Hong	Qiao Sheng
	Wang Jiancai	10%
Shenzhen Zhizhuo Technology Co., Ltd.	Beijing Prosoft Software Technology Co., Ltd.	90%	Zhang Hong	Qiao Sheng
	Shenzhen Tongyun Science & Technology Industry Co., Ltd.	10%
Shanghai Suobo Software Co., Ltd.	Beijing Prosoft Software Technology Co., Ltd.	90%	Zhang Hong	Zhu Xinyu
	Zhang Hong	10%

Signature page

Worksoft Creative Software Technology Ltd.

Signature:	/s/ Chen Shuning
Name:
Title:

Shenzhen Yungong Investment Co., Ltd.

Signature:	/s/ Zhou Zhanhong
Name:
Title:

Zhang Hong
Signature:	/s/ Zhang Hong

Chen Wei
Signature:	/s/ Chen Wei

Ma Li
Signature:	/s/ Ma Li

Zhao Lin
Signature:	/s/ Zhao Lin